Exhibit 5.8

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1735 Market Street, 51st Floor

Philadelphia, PA 19103-7599

TEL 215.665.8500

FAX 215.864.8999

www.ballardspahr.com

April 12, 2017

Quorum Health Corporation

1573 Mallory Lane

Brentwood, Tennessee 37027

Ladies and Gentlemen:

We have acted as Pennsylvania and Utah counsel to Quorum Health Corporation (the “Company”) and the Guarantors (as defined below), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), which relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and exchange of up to $400,000,000 aggregate principal amount of the Company’s 11.625% senior notes due 2023 (the “Exchange Notes”) that are to be general senior unsecured obligations of the Company and unconditionally guaranteed on a senior unsecured basis by certain of the Company’s current and future domestic subsidiaries, including Clinton Hospital Corporation, a Pennsylvania corporation (“Clinton”), and Tooele Hospital Corporation, a Utah corporation (“Tooele” and, together with Clinton, the “Guarantors”). The Exchange Notes are to be issued pursuant to an indenture (the “Original Indenture”), dated as of April 22, 2016, by and between the Company and Regions Bank (the “Trustee”), and as supplemented by the first Supplemental Indenture, dated as of April 29, 2016, by certain of the guarantors and acknowledged by the Trustee and the Company (the “First Supplemental Indenture”) and the second Supplemental Indenture, dated as of December 28, 2016 by QHCCS, LLC and acknowledged by the Trustee and the Company (the “Second Supplemental Indenture” and, together with the Original Indenture and First Supplemental Indenture, the “Indenture”).

The Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 11.625% senior notes due 2023 in accordance with the terms of a Registration Rights Agreement, dated as of April 22, 2016, by and among the Company and Credit Suisse Securities (USA) LLC (“Credit Suisse”), each as representative of the parties named therein as the Initial Purchasers (the “Original Registration Rights Agreement”), the related Registration Rights Joinder, dated as of April 29, 2016, by and among the Company, the guarantors party thereto, and Credit Suisse (the “First Joinder”) and the related Registration Rights Joinder, dated as of December 28, 2016, by and among the Company, QHCCS, LLC as guarantor, and Credit Suisse (the “Second Joinder” and, together with the Original Registration Rights Agreement and the First Joinder, the “Registration Rights Agreement”).

In rendering our opinions herein, we have relied with respect to factual matters, upon the Officers’ Certificate (defined below), and certificates of public officials referred to below. In addition thereto, we have reviewed and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for rendering our opinions, including, without limitation, the following:

(i) the articles of incorporation and bylaws for each of the Guarantors;

Quorum Health Corporation

April 12, 2017

(ii) the certificate with respect to various factual matters signed by an officer of each of the Guarantors and dated the date of this opinion;

(iii) a copy of the Subsistence Certificate issued by the Secretary of the Commonwealth of Pennsylvania, with respect to Clinton, dated April 10, 2017 (the “Clinton Subsistence Certificate”);

(iv) a copy of a Certificate of Existence issued by the Secretary of State of Utah, with respect to Tooele, dated April 10, 2017;

(v) the Registration Rights Agreement;

(vi) the Indenture;

(vii) the form of Exchange Notes;

(viii) the Registration Statement; and

(ix) the prospectus contained within the Registration Statement.

The opinion given in paragraph 1 below is based solely upon the Clinton Subsistence Certificate. The opinion given in paragraph 4 below is based solely upon the Tooele Good Standing Certificate.

Subject to the assumptions, exceptions and limitations hereinabove and hereinafter stated, it is our opinion that:

(1) Clinton is a corporation presently subsisting under the laws of the Commonwealth of Pennsylvania.

(2) Clinton has the requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture, including its guarantee of the Exchange Notes.

(3) The execution and delivery by Clinton of the Indenture and the performance of its obligations thereunder, including guaranteeing the Exchange Notes in accordance with the provisions of the Indenture, (a) have been duly authorized by all requisite action on the part of such Guarantor and (b) do not violate (i) the organizational documents of such Guarantor or (ii) any law, rule or regulation of the Commonwealth of Pennsylvania, which in our experience is normally applicable to entities that are not engaged in regulated business activities.

(4) Tooele is a corporation presently existing in good standing under the laws of the State of Utah.

Quorum Health Corporation

April 12, 2017

(5) Tooele has the requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture, including its guarantee of the Exchange Notes.

(6) The execution and delivery by Clinton of the Indenture and the performance of its obligations thereunder, including guaranteeing the Exchange Notes in accordance with the provisions of the Indenture, (a) have been duly authorized by all requisite action on the part of such Guarantor and (b) do not violate (i) the organizational documents of such Guarantor or (ii) any law, rule or regulation of the State of Utah which in our experience is normally applicable to entities that are not engaged in regulated business activities.

This opinion is limited to the matters expressly set forth above, and no opinion is implied or may be inferred beyond the matters expressly so stated. We assume no obligation to advise you of any future changes in the facts or law relating to the matters covered by this opinion.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Ballard Spahr LLP